EXHIBIT 21.1
SUBSIDIARIES OF CONTANGO OIL & GAS COMPANY
At June 30, 2008
100% Owned Subsidiaries:

Name of Subsidiary	State or Country in Which Organized
Contango Operators, Inc.	Delaware
REX Offshore Corporation	Delaware
MOE Offshore Corporation	Delaware
COE Offshore, LLC	Delaware
Contango Venture Capital Corporation	Delaware
Contango Resources Company	Delaware
Contango Energy Company	Delaware
Partially Owned Subsidiaries:

Name of Subsidiary	State or Country in Which Organized
Republic Exploration LLC (32.3% owned by REX Offshore Corporation)	Delaware
Magnolia Offshore Exploration LLC (50% owned by MOE Offshore Corporation)	Delaware
Contango Offshore Exploration LLC (65.6% owned by COE Offshore Corporation)	Delaware